Exhibit 10.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of March 31, 2011

between

OWENS CORNING SALES, LLC,

as the Originator

and

OWENS CORNING RECEIVABLES LLC,

as the Company

i

ii

SCHEDULES

Schedule I	Location of the Originator
Schedule II	Location of Books and Records of the Originator
Schedule III	Trade Names
Schedule IV	Address for Notices

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Company Note

iii

THIS PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 31, 2011 is entered into between OWENS CORNING SALES, LLC, a Delaware limited liability company (the “Originator”), and OWENS CORNING RECEIVABLES LLC, a Delaware limited liability company (the “Company”).

PRELIMINARY STATEMENTS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement, dated as of March 31, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, the Originator, as initial Servicer (in such capacity, the “Servicer”), the various Purchasers and Purchaser Agents, from time to time party thereto and The Bank of Nova Scotia, as Administrator.

BACKGROUND:

1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned directly or indirectly by the Originator.

2. The Originator generates and/or acquires Receivables in the ordinary course of its business.

3. The Company is a wholly owned subsidiary of the Originator, and on the date hereof, the Originator desires to contribute to the capital of the Company certain Receivables and related assets.

4. The Originator wishes to sell and/or contribute Receivables and related assets to the Company, and the Company is willing to purchase and/or accept such Receivables and related assets from the Originator, on the terms and subject to the conditions set forth herein.

5. The Originator and the Company intend the transactions hereunder to be “true sales” of Receivables and the Related Rights by the Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originator and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to the Originator.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO CONTRIBUTE, PURCHASE AND SELL

SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, the Originator agrees to sell to the Company, and the Company agrees to purchase from the Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of the Originator’s right, title and interest in and to:

(a) each Receivable that existed and was owing at the closing of the Originator’s business on the Closing Date (other than the Receivables being contributed to the Company by the Originator pursuant to Section 3.1 (the “Contributed Receivables”));

(b) each Receivable arising after the Closing Date to but excluding the Purchase and Sale Termination Date;

(c) all rights, but not the obligations of the Originator to and under all Related Security with respect to any of the foregoing Receivables;

(d) all amounts due or to become due to the Originator with respect to any of the foregoing;

(e) all books and records of the Originator to the extent related to any of the foregoing;

(f) all rights, remedies, powers, privileges, title and interest (but not obligations) of the Originator, if any, in and to each post office box and account to which Collections or other proceeds with respect to such Receivables are sent, all amounts on deposit therein, and any related investment property acquired with any such collections or other proceeds (as such term is defined in the applicable UCC); and

(g) all collections and other proceeds and products of any of the foregoing (as defined in the UCC) that are or were received by the Originator on or after the Cut-off Date, including, without limitation, all funds which either are received by the Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that the Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables or any other parties directly or indirectly liable for payment of such Receivables) (clauses (a) through (g), collectively, the “Transferred Assets”).

All purchases and contributions hereunder are absolute and irrevocable and shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originator set forth in this Agreement and each other Transaction Document. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases. The Originator’s entire right, title and interest in each Receivable that existed as of the Closing Date (other than Contributed Receivables) and all Related Rights with respect thereto automatically shall be, and shall be deemed to have been, sold by the Originator to the Company on the Closing Date.

(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, all of the Originator’s right, title and interest in each Receivable and the Related Rights shall be, and shall be deemed to have been, sold by the Originator to the Company immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originator in accordance with Article III.

SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date (as defined in Section 2.2) immediately following the day on which the Originator shall have given written notice to the Company and the Administrator at or prior to 10:00 a.m. (New York City time) that the Originator desires to terminate this Agreement.

SECTION 1.5 Intention of the Parties. It is the express intent of the Originator and the Company that each conveyance by the Originator to the Company pursuant to this Agreement of the Receivables and Related Rights, be construed as a valid and perfected sale or contribution (as applicable) and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by the Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of the Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through the Originator. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights, including without limitation any Receivables constituting general intangibles as defined in the UCC, is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through the Originator, then, it is the intent of the Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) the Originator shall be deemed to have granted to the Company as of the date of this Agreement, and the Originator hereby grants to the Company a security interest in, to and under all of the Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by the Originator transferred or purported to be transferred hereunder, (B) all amounts due or to become due and all amounts received with respect thereto, (C) all books and records of the Originator related to any of the foregoing, (D) all rights, remedies, powers, privileges, title and interest (but not obligations) of the Originator in and to each post office box and account (including, without limitation, all related Lock-Box Accounts) to which Collections or other proceeds with respect to such Receivables are sent, all amounts on deposit therein, and any related investment property acquired with any such collections or other proceeds (as such term is defined in the applicable UCC) and (E) all proceeds and products of any of the foregoing to secure all of the Originator’s obligations hereunder.

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report. On the Closing Date and on each day an Information Package is required to be delivered pursuant to the Purchase Agreement (each such date, a “Monthly Purchase Report Date”), the Originator shall (or shall cause the Servicer to) deliver to the Company and the Administrator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Company from the Originator and/or contributed to the Company by the Originator on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b) Receivables purchased by the Company from the Originator during the calendar month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c) any reductions or adjustments to the Receivables and the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to the Originator for the Receivables that are purchased hereunder from the Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of: (a) one divided by (b) the sum of (i) one,

plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the calendar month next preceding such Payment Date) and the denominator of which is 365, plus (iii) the percentage agreed to from time to time between the Originator and the Company as the “Historical Loss Percentage”.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originator is open for business.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its sole discretion, as notified from time to time to the Originator.

ARTICLE III

CONTRIBUTION OF RECEIVABLES; PAYMENT OF PURCHASE PRICE

SECTION 3.1 Contribution of Receivables. Effective as of the Closing Date, Originator hereby contributes to the capital of the Company, and the Company hereby accepts as a capital contribution from the Originator, Receivables and Related Rights consisting of each Receivable of Originator that existed and was owing to Originator on the Closing Date, such that the aggregate Outstanding Balance of all such contributed Receivables shall be equal to $100,000,000.

SECTION 3.2 Purchase Price Payments. On each Payment Date on and after the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Originator the Purchase Price for the Receivables sold by the Originator hereunder on such Payment Date:

(i) First, in cash to the extent the Company has cash available therefor (and such payment is not prohibited under the Receivables Purchase Agreement) and/or, if requested by the Originator, in consideration for causing the LC Bank to issue one or more Letters of Credit in accordance with Section 3.5 and on the terms and subject to the conditions of this Article III and the Receivables Purchase Agreement;

(ii) Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the Company Note shall be automatically increased by an amount equal to the lesser of (x) the remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the Company Note that could be made without rendering the Company’s Net Worth less than the Required Capital Amount; and

(iii) Third, at Originator’s election, by accepting such Receivables as a contribution to the Company’s capital in an amount equal to the remaining unpaid balance of such Purchase Price.

“Net Worth” means, at any time, an amount equal to (i) the Outstanding Balance at such time of all Eligible Receivables then owned by the Company, minus (ii) the sum of (A) Aggregate Capital at such time, plus (B) the aggregate accrued and unpaid Discount and Fees at such time, plus (C) the aggregate outstanding principal balance of the Company Note at such time, plus (D) the accrued and unpaid interest on the Company Note at such time.

“Required Capital Amount” means, as of any date, an amount equal to (a) the Net Receivables Pool Balance as of the most recent date of determination multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

The Servicer shall make all appropriate record keeping entries with respect to the Company Note to reflect the foregoing payments and reductions made pursuant to Sections 3.2 and 3.4, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Company Note at any time. The Originator hereby irrevocably authorizes the Servicer to mark the Company Note “CANCELED” and to return such Company Note to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

In the event the Originator requests that any purchases be paid for by issuance of a Letter of Credit, the Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank. None of the Originator nor any Affiliate thereof (other than the Company) shall have any reimbursement or recourse obligations in respect of any Letter of Credit.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day of purchase or contribution of any Receivable from the Originator hereunder, any of the representations or warranties set forth in Sections 5.10, 5.14 and 5.16 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of the Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.14 and 5.16 is no longer true with respect to such Receivable, then the Purchase Price (or in the case of any Contributed Receivable, the Outstanding Balance thereof (the “Contributed Value”)), with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to the Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to the Originator.

(b) If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned goods or services, or any discount or other adjustment made by the Originator, the Company or the Servicer or any setoff or dispute between the Originator or the Servicer and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of the Originator), then the Purchase Price or Contributed Value, as the case may be, with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to the Originator as provided in clause (c) below.

(c) Any reduction in the Purchase Price or Contributed Value of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from the Originator hereunder; provided, however if there have been no purchases of Receivables from the Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Company Note payable to the Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to the Originator; and

(ii) after making any deduction pursuant to clause (i) above, shall be either (A) paid in cash to the Company by the Originator in the manner and for application as described in the following proviso or (B) in reduction of the Purchase Price payable on the immediately following Purchase Date;

provided, further, that at any time (y) on or after the Facility Termination Date or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by the Originator to the Company by deposit in immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d) Although the Purchase Price for each Receivable purchased after the date hereof shall be due and payable by Company to Originator on the Payment Date therefor, a precise reconciliation of the Purchase Prices between Company and Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables sold during the calendar month most recently ended prior to such Settlement Date and based on the information contained in the Purchase Report delivered pursuant to Section 2.1 above. Although such reconciliation shall be effected on Settlement Dates, increases or decreases in the principal balance of the Company note and any contribution of capital by Originator to Company made pursuant to this Agreement shall be deemed to have occurred and shall be effective as of the date that the Purchase Price is due and payable. On each Settlement Date, Originator shall determine the net increase or the net reduction in the outstanding principal amount of the Company Note and the amount of any capital contributions occurring during the immediately preceding calendar month and shall account for such net increase or net reduction in its books and records.

SECTION 3.4 Reconveyance of Receivables. In the event that the Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall automatically reconvey such Receivable to the Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company, and such Receivable, once so reconveyed to the Originator, shall be deemed not to be a Receivable for purposes of this Agreement and the other Transaction Documents.

SECTION 3.5 Letters of Credit. (a) Upon the request of the Originator, and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause the LC Bank to issue, on the Purchase Dates specified by the Originator, Letters of Credit in favor of the beneficiaries specified by the Originator. The aggregate stated amount of the Letters of Credit being issued on any Purchase Date on behalf of the Originator shall constitute a credit against the aggregate Purchase Price payable by the Company to the Originator on such Purchase Date pursuant to Section 3.1. To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company to the Originator on such Payment Date, such excess shall be deemed to be a (i) reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Company Note payable to the Originator and/or (ii) a reduction in the Purchase Price payable on the Purchase Dates immediately following the date any such Letter of Credit is issued. In the event that any such Letter of Credit issued pursuant to this Section 3.5 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to the Originator on the next Payment Date or, if the Company does not then have cash available therefor, shall be deemed to be (x) first, added to the outstanding principal balance of the Company Note issued to the Originator to the extent that such addition would not cause the Company’s Net Worth to be less than the Required Capital Amount and (y) second¸ a contribution to the capital of the Company. Under no circumstances shall the Originator (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b) In the event that the Originator requests a Letter of Credit hereunder, the Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and shall notify the Company and the Administrator of the allocations described in the preceding sentence. Such allocations shall be binding on the Company and the Originator, absent manifest error.

(c) The Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by the LC Bank’s interpretations of any Letter of Credit issued for the Company and by the LC Bank’s written regulations and customary practices relating to letters of credit, in each case subject to the terms and conditions set forth in the Receivables Purchase Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the condition precedent that the Company and the Administrator (as the Company’s assignee) and each Purchaser Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company and the Administrator (as the Company’s assignee) and each Purchaser Agent:

(a) A copy of the resolutions or unanimous written consents of the board of directors or managers of the Originator approving the authorizing the execution, delivery and performance by the Originator of the Transaction Documents to which it is a party, certified by the Secretary or Assistant Secretary of the Originator;

(b) Good standing certificates for the Originator issued as of a recent date acceptable to the Company and the Administrator (as the Company’s assignee) by the Secretary of State (or similar official) of the state of the Originator’s organization or formation and principal place of business;

(c) A certificate of the Secretary or Assistant Secretary of the Originator certifying the names and true signatures of the officers who are authorized to sign the Transaction Documents to which it is a party (on which certificate the Servicer, the Company, the Administrator (as the Company’s assignee), the Purchasers and the Purchaser Agents shall be entitled to rely on until such time as the Servicer, the Company, the Administrator (as the Company’s assignee), the Purchasers and the Purchaser Agents shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate of formation or other similar organizational document of the Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the State of Delaware as of a recent date acceptable to the Administrator, together with a copy of the limited liability company agreement, operating agreement or similar organizational document and by-laws (if any) of the Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of the Originator;

(e) Proper financing statements (Form UCC-1), that have been duly authorized and are suitable for filing on or before the Closing date and name the Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrator, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated or acquired by the Originator as may be necessary or, in the Company’s or the Administrator’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been or may be assigned to it hereunder;

(f) A written search report from a Person satisfactory to the Company and the Administrator listing all effective financing statements that name the Originator as debtor or seller and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be prior to the date hereof), shall cover any Receivable or any Related Rights, and tax and judgment lien search reports from all applicable jurisdictions (including, without limitation, ERISA lien searches) from a Person satisfactory to the Company and the Administrator (as the Company’s assignee) showing no evidence of such liens filed against the Originator;

(g) Favorable opinions, addressed to each Rating Agency, the Administrator, each Purchaser Agent and each Purchaser, in form and substance reasonably satisfactory to the Company and the Administrator, from Sidley Austin LLP, counsel for the Originator, and internal counsel for the Originator, covering such matters as the Company and the Administrator may reasonably request, including, without limitation, certain organizational and New York enforceability matters, certain bankruptcy matters and certain UCC perfection matters;

(h) A Company Note in favor of the Originator duly executed by the Company; and

(i) Evidence (i) of the execution and delivery by each of the parties thereto of the Receivables Purchase Agreement, the Lock-Box Agreements, each Fee Letter, the LC Transfer Agreement and the Performance Guaranty and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such agreements has been satisfied to the Company’s and the Administrator’s satisfaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR

In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, the Originator (and, in the case of Section 5.20, the Company) hereby makes the representations and warranties set forth in this Article V.

SECTION 5.1 Existence and Power. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where failure to have such licenses, authorizations, consents or approvals would not be reasonably expected to have a Material Adverse Effect.

SECTION 5.2 Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Originator of this Agreement and each other Transaction Document to which it is a party are within the Originator’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder and disclosures and filings under applicable securities laws), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Originator or of any agreement, judgment, injunction, order, decree or other material instrument binding upon the Originator or result in the creation or imposition of any lien (other than liens in favor of the Company and Administrator under the Transaction Documents) on assets of the Originator or any of its Subsidiaries.

SECTION 5.3 Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Originator enforceable against the Originator in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

SECTION 5.4 Accuracy of Information. All written information heretofore furnished by the Originator to the Company, the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, taken as a whole, and all such information hereafter furnished by the Originator to the Company, the Administrator, any Purchaser Agent or any Purchaser in writing pursuant to this Agreement or any other Transaction Document will be, taken as a whole, true and accurate in all material respects on the date such information is stated or certified.

SECTION 5.5 Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Originator’s knowledge, threatened against or affecting the Originator or its properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect on the Originator.

SECTION 5.6 Taxes. The Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority.

SECTION 5.7 Compliance with Applicable Laws. The Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities except to the extent that the failure to comply could not be reasonably expected to have a Material Adverse Effect. In addition, no Receivable sold hereunder contravenes any laws, rules or regulations applicable thereto or to the Originator.

SECTION 5.8 Reliance on Separate Legal Identity. The Originator acknowledges that each of the Purchasers, the Purchaser Agents and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from the Originator.

SECTION 5.9 Investment Company Act. The Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.10 Perfection. Immediately preceding its sale or contribution of each Receivable hereunder, the Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, free and clear of any Adverse Claims other than Permitted Liens, and each such sale and contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of the Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims other than Permitted Liens. On or before the date hereof and before the date any new Receivable is to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Company’s interest in such Receivable (free and clear) against all creditors of and purchasers from the Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

SECTION 5.11 Credit and Collection Policy. The Originator has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold or contributed by it hereunder and each related Contract.

SECTION 5.12 Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by the Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and the Originator has fully performed its obligations under such Contract.

SECTION 5.13 Location and Offices. As of the date hereof, the Originator’s location (as such term is defined in the applicable UCC) is at the address set forth on Schedule II hereto, and such location has not been changed for at least four months before the date hereof. The offices where the Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule II hereto or such other locations of which the Company and the Administrator has been given written notice in accordance with the terms hereof.

SECTION 5.14 Good Title. Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Company shall have a valid and perfected first priority ownership interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim other than Permitted Liens.

SECTION 5.15 Names. Except as described in Schedule III, the Originator has not used any corporate or company names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

SECTION 5.16 Nature of Receivables. Each Pool Receivable purchased or contributed hereunder and included in the calculation of Net Receivables Pool Balance is, on the date of such purchase or contribution an Eligible Receivable.

SECTION 5.17 Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company. No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law. No use of funds obtained by the Originator hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board. No purchase under the Sale Agreement or hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.18 Financial Condition.

(a) The consolidated balance sheets of the Performance Guarantor and its consolidated subsidiaries as of December 31, 2010 and the related statements of income and shareholders’ equity of the Performance Guarantor and its consolidated subsidiaries (including the Originator) for the fiscal year then ended certified by its independent accountants, copies of which have been furnished to the Company and the Administrator, present fairly in all material respects the consolidated financial position of the Performance Guarantor and its consolidated subsidiaries (including the Originator) for the period ended on such date, all in accordance with GAAP consistently applied; and since such date no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Performance Guarantor or the Originator; provided that no transfer of Receivables hereunder shall be deemed to constitute a representation and warranty that the foregoing is true and correct.

(b) On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), Originator shall be Solvent.

SECTION 5.19 Licenses, Contingent Liabilities, and Labor Controversies.

(a) The Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

(b) There are no labor controversies pending against the Originator or the Performance Guarantor that have had (or could be reasonably expected to have) a Material Adverse Effect on the Performance Guarantor or the Originator.

SECTION 5.20 Ordinary Course of Business. If notwithstanding the stated intentions of the parties, the transactions contemplated hereby are characterized as loans secured by the Receivables and Related Rights, each of the Originator and the Company represents and warrants as to itself that each remittance of Collections by or on behalf of the Originator to the Company under this Agreement will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the Company and (ii) made in the ordinary course of business or financial affairs of the Originator and the Company.

SECTION 5.21 Reaffirmation of Representations and Warranties by the Originator. On each day that a new Receivable is created and when sold or contributed to the Company hereunder, the Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct in all material respects on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date)).

ARTICLE VI

COVENANTS OF THE ORIGINATOR

SECTION 6.1 Affirmative Covenants. From the date hereof until the first day following the Purchase and Sale Termination Date, the Originator will, unless the Administrator (as the Company’s assignee) shall otherwise consent in writing, perform the following:

(a) General Information. The Originator shall furnish to the Company, the Administrator and each Purchaser Agent such information as such Person may from time to time reasonably request with respect to the Pool Assets and the performance of the Originator’s obligations under the Transaction Documents.

(b) Furnishing of Information and Inspection of Records. The Originator will, at any time and from time to time during regular business hours with prior written notice (i) permit the Company, the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Pool Assets and (B) to visit the offices and properties of the Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or the Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Originator (provided that representatives of the Originator are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at Originator’s expense, upon reasonable prior written notice from the Company, the Administrator or any Purchaser Agent, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Receivables; provided that the Originator shall be required to reimburse the Company, the Administrator and the Purchaser Agents for only one (1) such audit per year (unless one (1) audit of the Company, the Originator and the Servicer shall have been previously reimbursed by the Servicer or the Company during such year), unless a Purchase and Sale Termination Event has occurred and is continuing; provided, further that any such audit requirement set forth in this clause (b) shall be in addition to, and not in substitution of, any annual audit of the financial statements of the Originator (or any Affiliate thereof) by any certified public accountants performed at the request of the Originator (or any Affiliate thereof).

(c) Keeping of Records and Books. The Originator will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for collection of the Receivables originated by the Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable). The Originator will give the Company, the Administrator and each Purchaser Agent prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company, the Administrator and each Purchaser Agent on or before the date hereof as the Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(d) Performance and Compliance with Receivables and Contracts. The Originator will at its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables.

(e) Credit and Collection Policy. The Originator will comply in all material respects with its Credit and Collection Policy in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(f) Receivables Purchase Agreement. The Originator (in its capacity as Originator, Servicer or otherwise) will perform and comply with each covenant and other undertaking in the Receivables Purchase Agreement that the Company undertakes to cause the Originator to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(g) Preservation of Existence. The Originator shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would be reasonably expected to have a Material Adverse Effect on the Originator.

(h) Location of Records. Keep its location (as such term is defined in the applicable UCC) at the location specified in Schedule I, and keep the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule II, or in either case, upon 30 days’ prior written notice to the Company, the Administrator (as the Company’s assignee) and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(i) Preservation of Security Interest. Take any and all action as the Company or the Administrator may require to preserve and maintain the perfection and priority of the security interest of the Company and the Administrator (on behalf of the Purchasers) in the Transferred Assets pursuant to this Agreement and the Receivables Purchase Agreement.

SECTION 6.2 Reporting Requirements. From the date hereof until the first day following the Purchase and Sale Termination Date, the Originator will, unless the Company, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, furnish to the Company, the Administrator and the Purchaser Agents:

(a) Purchase and Sale Termination Events. As soon as possible, and in any event within three (3) Business Days after the Originator becomes aware of the occurrence of each Purchase and Sale Termination Event or each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event (an “Unmatured Purchase and Sale Termination Event”), a written statement of the chief financial officer or chief accounting officer of the Originator describing such Purchase and Sale Termination Event or

Unmatured Purchase and Sale Termination Event and the action that the Originator proposes to take with respect thereto, in each case in reasonable detail;

(b) Proceedings. As soon as possible and in any event within three (3) Business Days after the Originator becomes aware thereof, written notice of litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Company, the Administrator and each Purchaser Agent which would reasonably be expected to have a Material Adverse Effect on the Originator.

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Originator as the Company, the Administrator or any Purchaser Agent may from time to time reasonably request in order to protect the interests of the Company, the Purchasers, the Purchaser Agents or the Administrator under or as contemplated by the Transaction Documents.

SECTION 6.3 Negative Covenants. From the date hereof until the first date following the Purchase and Sale Termination Date when no Aggregate Capital or Discount with respect to the Purchased Interest remains outstanding, the LC Participation Amount is cash collateralized in full and all obligations of the Originator to the Company and its assigns have been satisfied in full, the Originator agrees that, unless the Company, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, it shall not:

(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold or otherwise conveyed or purported to be sold or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof other than, in any case, Permitted Liens.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement in its capacity as Servicer and the applicable Credit and Collection Policy, extend, amend or otherwise modify the terms of any Receivable in any material respect generated or acquired by it that is sold or otherwise conveyed hereunder, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. (i) Make any material change in the character of its business, or (ii) make any change in its Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect, in the case of either (i) or (ii) above, without the prior written consent of the Administrator. The Originator shall not make any change in any Credit and Collection Policy without giving written notice thereof to the Administrator and each Purchaser Agent promptly following such change.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper. Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable that is sold by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e) Mergers, Acquisitions, Sales, etc. (i) Be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where (x) the Company, the Administrator and each Purchaser Agent have each received five (5) days’ prior notice of any such transaction that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC (a “Subject Transaction”); each such notice to the Company, the Administrator and the Purchaser Agents shall set forth the applicable change and the proposed effective date thereof, and (y) solely with respect to any Subject Transaction, the Administrator shall have been satisfied that all other action to perfect and protect the interests of the Company and the Administrator, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as requested by the Company, the Administrator or any Purchaser Agent shall have been taken by, and at the expense of the Originator (including the filing of any UCC financing statements, or (ii) directly or indirectly sell, transfer, assign or convey any Receivables or any interest therein (other than pursuant to this Agreement).

(f) Lock-Box Banks. Make any changes in its instructions to Obligors regarding Collections on Receivables sold or otherwise conveyed by it hereunder other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) or as otherwise permitted pursuant to this Agreement or add or terminate any bank as a Lock-Box Bank unless the requirements of Section 1(f) of Exhibit IV to the Receivables Purchase Agreement have been met.

(g) Transaction Documents. Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of the Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.4 Substantive Consolidation. The Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from the Originator and its Affiliates. Therefore, from and after the date hereof, the Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Originator and any other Person, and is not a division of the Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Originator shall take such actions as shall be required in order that:

(a) the Originator shall not be involved in the day to day management of the Company; provided that the companies may share certain officers, managers and directors;

(b) the Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business (which may be located at the same address as the Company, and, to the extent that it and the Company have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c) the financial statements and books and records of the Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Company; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such Affiliate;

(d) except as permitted by the Receivables Purchase Agreement, (i) the Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Company and (ii) the Company’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Company;

(e) all of the Company’s business correspondence and other communications shall be conducted in the Company’s own name and on its own stationery;

(f) none of the Originator or its Affiliates shall act as an agent for the Company, other than Originator in its capacity as the Servicer, and in connection therewith, Originator shall present itself to the public as an agent for the Company and a legal entity separate from the Company;

(g) the Originator shall not conduct any of the business of the Company in its own name;

(h) the Originator shall not pay any liabilities of the Company out of its own funds or assets;

(i) the Originator shall maintain an arm’s-length relationship with the Company;

(j) the Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

(k) except for the Company Note, the Originator shall not acquire obligations of the Company;

(l) the Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

(m) the Originator shall identify and hold itself out as a separate and distinct entity from the Company;

(n) the Originator shall correct any known misunderstanding respecting its separate identity from the Company;

(o) the Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p) the Originator shall not pay the salaries of the Company’s employees, if any; and

(q) to the extent not already covered in paragraphs (a) through (p) above, the Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 3 of Exhibit IV to the Receivables Purchase Agreement.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Company. The Originator hereby authorizes the Company, the Servicer (including any successor to the Originator in such capacity) or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrator) to take any and all steps in the Originator’s name reasonably necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of the Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, that the Administrator shall not take any of the foregoing actions unless a Termination Event has occurred and is continuing.

SECTION 7.2 Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

(a) Collection Procedures. The Originator agrees to direct its respective Obligors to make payments of Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank, except as otherwise permitted under the Receivables Purchase Agreement. The Originator further agrees to transfer any Collections of Receivables sold or conveyed by it hereunder that it receives directly to a Lock-Box Account within two (2) Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and the Administrator (for the benefit of the Purchasers).

(b) The Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve the Originator from such obligations.

(c) None of the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator be obligated to perform any of the obligations of the Originator thereunder.

(d) The Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event to take in the name of the Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Company (whether or not from the Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or any Related Rights.

SECTION 7.3 Further Action Evidencing Purchases. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer, the Administrator or any Purchaser Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by, and contributed to, the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Company, the Administrator or any Purchaser Agent, the Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

The Originator hereby authorizes the Company or its designee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of the Originator, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by the Originator. If the Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee (including, without limitation, the Administrator) incurred in connection therewith shall be payable by the Originator.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to the Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a) The Facility Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b) The Originator shall fail to make when due (x) any deposit of Collections required hereunder or under any other Transaction Document to which it is a party and such failure shall remain unremedied for one (1) Business Day or (y) any payment for any other amounts owing hereunder or under any other Transaction Document and such failure shall continue unremedied for five (5) Business Days; or

(c) Any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) The Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) days after the earlier of the Originator’s knowledge or written notice thereof by the Company or the Administrator.

SECTION 8.2 Remedies.

(a) Optional Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Administrator (as assignee of the Company) shall have the option, by notice to the Originator (with a copy to the Company), to declare the Purchase Facility as terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company (and the Administrator as assignee of the Company) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by the Originator. Without limiting any other rights which the Company may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of the Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor and (ii) any net income or franchise tax imposed on such Purchase and Sale Indemnified Party by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized or any political subdivision thereof. Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, the Originator shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a) the transfer by the Originator of an interest in any Receivable to any Person other than the Company;

(b) the breach of any representation or warranty made by the Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c) the failure by the Originator to comply with any applicable law, rule or regulation with respect to any Receivable generated or acquired by the Originator sold or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated or acquired by the Originator sold or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

(d) the failure by the Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated or acquired by the Originator sold or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e) the failure to file, or any delay in filing, by the Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated or acquired by the Originator sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated or acquired by the Originator sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the goods or services related to any such Receivable or the furnishing of or failure to furnish such goods or services;

(g) any product liability claim arising out of or in connection with goods or services that are the subject of any Receivable generated or acquired by the Originator; and

(h) any tax or governmental fee or charge (other than any tax excluded pursuant to clause (ii) in the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated or acquired by the Originator or any Related Security connected with any such Receivables.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and the Originator, with the prior written consent of the Administrator and the Majority Purchaser Agents (and any such amendment, modification or waiver without such consent shall be void ab initio).

(b) No failure or delay on the part of the Company, the Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company or the Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be delivered or sent by facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth on Schedule IV hereto, under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator or any Purchaser Agent, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of the Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of the Originator.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and the Originator and their respective successors and permitted assigns. The Originator may not assign any of its rights hereunder or any interest herein without the prior written consent of the Company, the Administrator and each Purchaser Agent, except as otherwise provided in Section 10.11 any such assignment without such consent shall be void ab initio. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originator under Article IX, the Originator agrees to pay on demand:

(a) to the Company (and any successor, permitted assigns and third party beneficiaries thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents and

(b) all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 10.7 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST THE ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11 Acknowledgment and Agreement. By execution below, the Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement and the Sale Agreement (but not, in each case, its obligations), shall be assigned by the Company to the Administrator (for the benefit of the Purchasers, the Purchase Agents and their assigns) pursuant to the Receivables Purchase Agreement, and the Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Purchasers, the Purchaser Agents and the Administrator are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which the Originator is a party.

SECTION 10.12 No Proceeding. The Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as the Company Note remains outstanding and for at least one year and one day following the day on which all amounts owed by the Company under this Agreement and the other Transaction Documents are paid in full. The Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of the Company Note or otherwise to the Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by the Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OWENS CORNING RECEIVABLES LLC,
as Company

By:
Name:
Title:

OWENS CORNING SALES, LLC, as Originator

By:
Name:
Title:

S-1	Purchase and Sale Agreement

Schedule I

LOCATION OF THE ORIGINATOR

Delaware

Schedule I-1

Schedule II

LOCATION OF BOOKS AND RECORDS OF THE ORIGINATOR

Owens Corning Sales, LLC

One Owens Corning Parkway

Toledo, OH 43659

Schedule II-1

Schedule III

TRADE NAMES

[None.]

Schedule III-1

SCHEDULE IV

ADDRESSES FOR NOTICES

Owens Corning Sales, LLC

Address:	One Owens Corning Parkway
Toledo, OH 43659

Attention: Michael C. McMurray

Telephone: 419-248-5934

Facsimile: 419-325-0934

Owens Corning Receivables LLC

Address:	One Owens Corning Parkway
Toledo, OH 43659

Attention: John Christy

Telephone: 419-248-7957

Facsimile: 419-248-7044

With a copy to the Administrator:

Schedule IV-1

Exhibit A

FORM OF PURCHASE REPORT

PURCHASE REPORT

Originator:	OWENS CORNING SALES, LLC

Purchaser:	OWENS CORNING RECEIVABLES LLC

Payment Date:

1	Outstanding Balance of Receivables Purchased:

2	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding) + Historical Loss Percentage}

Where:

Prime Rate =

Historical Loss Percentage =

Days’ Sales Outstanding =

3	Purchase Price (1 x 2) = $

Exhibit A-1

Exhibit B

COMPANY NOTE

March 31, 2011

FOR VALUE RECEIVED, the undersigned, OWENS CORNING RECEIVABLES LLC, a Delaware limited liability company (the “Company”), promises to pay to OWENS CORNING SALES, LLC, a Delaware limited liability company (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Servicer.

1. Purchase and Sale Agreement. This Company Note is the Company Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of March 31, 2011 (as amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and the Originator. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Screen Rate” means, for any Interest Period, the rate for thirty day commercial paper denominated in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 9:00 a.m. (New York City time), on the first day of such Interest Period.

Exhibit B-1

“Senior Interest Holders” means, collectively, the Purchasers, the Purchaser Agents, the Administrator and the Indemnified Parties and Affected Persons.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.9, 1.10, 1.14, 1.19, 3.1, 3.2 or 5.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Purchaser Agents, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note as follows:

(a) Prior to the Final Maturity Date, the aggregate unpaid Purchase Price from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Screen Rate for such Interest Period, as determined by the Servicer; and

(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by the Administrator, as its “base rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Payment Date at the time of such principal payment.

5. Basis of Computation. Interest accrued hereunder that is computed by reference to the Screen Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

Exhibit B-2

(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 and 3.5 of the Purchase and Sale Agreement; and

(b) The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to the Purchase and Sale Agreement shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions. The Company covenants and agrees, and Originator and any other holder of this Company Note (collectively, Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before Originator shall be entitled to receive and to retain any payment or distribution in respect of this Company Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except

Exhibit B-3

for this clause (b) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that Administrator (acting on behalf of the Purchasers), in the name of Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c) In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith. Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors

Exhibit B-4

(other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f) Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall, in either case, have received the prior written consent of the Administrator;

(g) Holder shall not, without the advance written consent of the Administrator and each Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j) Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

Exhibit B-5

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

10. General. No failure or delay on the part of Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by Originator in connection herewith. If at any time

Exhibit B-6

and from time to time (i) the amount of interest payable to Originator on any date shall be computed at Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Originator would be less than the amount of interest payable to Originator computed at Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at Originator’s Maximum Permissible Rate until the total amount of interest payable to Originator shall equal the total amount of interest which would have been payable to Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

13. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

Exhibit B-7

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

OWENS CORNING RECEIVABLES LLC

By:
Name:
Title:

Exhibit B-8